UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 14, 2008

ABC FUNDING, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-121070	56-2458730
State of Incorporation	Commission File Number	IRS Employer ID Number

4606 FM 1960 West, Suite 400, Houston, Texas 77069
Address of principal executive offices

Registrant’s telephone number:  (281) 315-8890

c/o Thompson & Knight LLP, 919 Third Avenue, Floor 39, New York, NY 10022
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation

On July 14, 2008, ABC Funding, Inc. (the “Company”, “we” or “us”) entered into a loan with Alan Gaines, our majority stockholder and a director of the Company, whereby we received proceeds of $50,000 evidenced by a promissory note (the “Note”).  The proceeds from the Note are to be used to fund our short-term working capital needs.

The Note bears interest at an annual rate of six percent (6%) and matures the earlier to occur of: (i) the date on which we close a financing transaction in which we obtain proceeds in excess of five million dollars ($5,000,000) or (ii) July 15, 2009.  We may prepay the Note in full at any time without penalty.

The Note may be accelerated in the event that we fail to pay when due any amounts under the Note or, upon any filing of any petition by or against us, or commencement of any proceedings for the relief or readjustment of any indebtedness of ours under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, the continuance of such event for 60 consecutive days.

Reference is made to the Note, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by this reference, and the above summary of our obligations under the Note is qualified in its entirety by reference thereto.

Item 9.01                      Financial Statements and Exhibits

Exhibit                             Name of Document

Exhibit 99.1	Promissory Note in favor of Alan Gaines, dated July 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2008	ABC Funding, Inc.

By: _/s/  Carl A. Chase____
Name: Carl A. Chase
Title: Chief Financial Officer

Exhibit Index

Exhibit                             Name of Document

Exhibit 99.1                                Promissory Note in favor of Alan Gaines, dated July 14, 2008.